SCHEDULE 14A
(Rule 14a-1)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement ☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
ORIENTAL FINANCIAL GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Oriental Center
Professional Offices Park
997 San Roberto Street
San Juan, Puerto Rico 00926
(787) 771-6800
http://www.orientalfg.com
NOTICE OF ANNUAL MEETING
To be held on June 24, 2009
Dear Shareholder:
     You are cordially invited to attend our annual meeting of shareholders, which will be held at our main executive offices located at the Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, on Wednesday, June 24, 2009, at 10:00 a.m. for the following purposes:
1.	The election of a director for a two-year term expiring at the 2011 annual meeting of shareholders and until his successor is duly elected and qualified, and four directors for a three-year term expiring at the 2012 annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2009; and

3.	The transaction of such other business as may properly come before the annual meeting or at any adjournment or postponement thereof. Except with respect to procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.
     Information relating to the above matters is set forth in the accompanying proxy statement. Shareholders of record at the close of business on April 29, 2009, are entitled to notice of, and to vote at, the meeting. Remember that you may also vote by telephone or over the Internet. For further details, please refer to the enclosed proxy card.
     If you plan to attend the meeting, you must show at the entrance to the meeting proof of ownership of our shares of common stock, such as a broker’s statement showing the shares held by you, and a proper identification card. If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you must contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the meeting in order to vote.

BY ORDER OF THE BOARD OF DIRECTORS

José J. Gil de Lamadrid
Chairman
April 29, 2009
San Juan, Puerto Rico

ORIENTAL FINANCIAL GROUP INC.

PROXY STATEMENT
For the Annual Meeting of Shareholders
To be held on Wednesday, June 24, 2009
     This proxy statement is furnished to you in connection with the solicitation by the Board of Directors of Oriental Financial Group Inc. of proxies to be voted at the annual meeting of shareholders to be held on Wednesday, June 24, 2009 at 10:00 a.m., at its main executive offices located at Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, and at any adjournment or postponement thereof, for the purposes set forth herein. This proxy statement is expected to be made available to shareholders on or before May 14, 2009. Oriental Financial Group Inc. is sometimes hereinafter referred to as “we,” “us” or the “Group.”
     Each proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given by you, each proxy received will be voted for the matters described below. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by: (i) filing with the Secretary of the Board of Directors written notice thereof (addressed to: Secretary of the Board of Directors, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115); (ii) submitting a duly executed proxy bearing a later date; or (iii) by appearing in person at the annual meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the annual meeting, including any adjournment or postponement thereof, and will not be used for any other purpose.
     Each proxy solicited hereby also confers discretionary authority on our Board of Directors to vote the proxy with respect to: (i) the approval of the minutes of the last annual meeting of shareholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, we are not aware of any business that may properly come before the meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.
     It is important that your shares be represented regardless of the number you own. Even if you plan to be present, you are urged to complete, sign, date and return, promptly, the enclosed proxy card in the envelope provided. Remember that you may also vote by telephone or over the Internet; the instructions for voting by telephone or over the Internet are set forth in the proxy card. If you attend the meeting, you may vote either in person or by your proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise thereof. If you plan to attend the meeting, you must show at the entrance to the meeting proof of ownership of our shares of common stock, such as a broker’s statement showing the shares held by you, and a proper identification card. If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you must contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the meeting in order to vote.
     To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are in the name of more than one record holder, all record holders must sign.
SOLICITATION OF PROXIES
     The cost of solicitation of proxies will be borne by us. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of our shares of common stock. In addition to solicitations by mail, our directors, officers and employees, including those of our subsidiaries, may solicit proxies personally, by telephone or otherwise without additional compensation.
VOTING STOCK OUTSTANDING AND VOTE REQUIRED FOR APPROVAL
     Only holders of our shares of common stock of record at the close of business on April 29, 2009 (that is, the “Voting Record Date”) will be entitled to vote at the annual meeting. The total number of our shares of common stock outstanding on the Voting Record Date and eligible to cast votes at the annual meeting is 24,222,778. On the Voting Record Date, we had outstanding 1,340,000 shares of 7.125% Noncumulative Monthly Income Preferred Stock, Series A, $1.00 par value per share (the “Series A Preferred Stock”) and 1,380,000 shares of 7.0% Noncumulative Monthly Income Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”). The shares of Series A Preferred Stock and Series B Preferred Stock are not entitled to vote at the annual meeting.
     The presence, either in person or by proxy, of at least a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. Votes cast by proxy will be counted by Broadridge Financial Solutions, Inc., an independent third party. For purposes of determining quorum, abstentions and broker non-votes will be treated as shares that are present and entitled to vote. A broker non-vote results when a broker or nominee has expressly indicated that it does not have discretionary authority to vote on a particular matter. Action with respect to Proposal 1, “Election of Directors,” will be taken by a plurality (that is, a majority of the votes cast) of the shares present in person or represented by proxy at the annual meeting and entitled to vote. Therefore, abstentions and broker non-votes will not have an effect on the election of directors. With respect to this proposal, each holder of shares of common stock has the right to cumulate his or her votes as described below under the heading “Cumulative Voting in the Election of Directors.” Action with respect to Proposal 2, “Ratification of Selection of Independent Auditors,” will be taken by a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. Therefore, as to this proposal, abstentions and broker non-votes will have the same effect as a vote against the proposal.
PROPOSAL 1: ELECTION OF DIRECTORS
     Our by-laws provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board. The number of directors, as established by resolution, is presently eleven. Our articles of incorporation and by-laws also provide that the Board of Directors shall be divided into three classes of directors as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are duly elected and qualified. Only one class of directors is to be elected annually.
     There are no arrangements or understandings between us and any person pursuant to which such person has been elected as a director. No director is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
     Josen Rossi has been nominated as director for a two-year term expiring in 2011. Set forth below is certain information with respect to such nominee.
     Josen Rossi (Age 50) – Director of the Group since August 2008 (including term as a director of Oriental Bank and Trust). Mr. Rossi is the Chairman of the Board of Directors and majority owner of Aireko, a multi-enterprise construction group in business in Puerto Rico and the Caribbean since 1963. Mr. Rossi has managed civil, institutional and industrial jobs for Aireko since 1980. He has also directed the development of Aireko’s computerized estimating, cost control, and management systems. Today, he chairs the board of three construction services companies in Puerto Rico and one in Florida. Mr. Rossi is also an official of a metal products manufacturer in the industry and has been actively involved as an official or director in many community and industry associations locally and abroad such as the Puerto Rico Manufacturer’s Association, the Aireko Foundation, the Associated General Contractors (Puerto Rico chapter), the Construction Cluster of Puerto Rico, and the Young Presidents Organization (Puerto Rico chapter). He currently chairs the Puerto Rico Manufacturer’s Association, where he has previously served as vice president and director as well.
     Nelson García, Julian S. Inclán, Rafael Machargo Chardón and Pedro Morazzani have been nominated as directors for a three-year term expiring in 2012. Set forth below is certain information with respect to such nominees.
     Nelson García, C.P.A. (Age 68) – Director of the Group since 2006 (including term as a director of Oriental Bank and Trust) and Chairman of the Audit Committee. Mr. García has been the Chairman of the Audit Committee of our Board of Directors since November 2006. He is a retired Certified Public Accountant and a former partner of an international public accounting firm, where he gained extensive experience in the banking industry. Mr. García has also occupied top level managerial positions in private industry through 1991. Since then, he founded, and is currently the sole owner and president of, Impress Quality Business Forms, Inc. d/b/a Impress Quality Printing, a commercial printer dedicated to high quality commercial printing.
     Julian S. Inclán (Age 61) – Director of the Group since August 2008 (including term as a director of Oriental Bank and Trust) and Vice Chairman of the Corporate Governance and Nominating Committee. Mr Inclán previously served as a director of the Group from 1995 to 2006. He is the President of American Paper Corporation, San Juan, Puerto Rico, a distributor of fine papers, office supplies and graphic art supplies, since September 1994.  Mr. Inclán has served as Managing General Partner of Calibre, S. E., a real estate investment company, since 1991, and as President of Inclán Realty, San Juan, Puerto Rico, a real estate development company, since 1995.  He is also the President of Inmac Corporation, San Juan, Puerto Rico, a leasing and investment company that is currently inactive, since 1989.
     Rafael Machargo Chardón, Esq. (Age 65) – Director of the Group since August 2008 (including term as a director of Oriental Bank and Trust) and member of the Compensation Committee. From 1997 to present Mr. Machargo has been the Managing Partner of Machargo Chardon & Assoc., a law firm concentrating in civil litigation, construction, banking, insurance, real estate and corporate law. From 1992 to 1997, he served as the Managing Partner of Machargo, Del Valle & De la Rosa, a medium size law firm engaged in civil litigation and in banking, real estate, insurance, commercial, and construction law. From 1977 to 1992, Mr. Machargo established his own law firm concentrating in commercial law, construction law, contracts, banking, real estate, insurance law and litigation. From 1975 to 1977, he was a Partner of the law firm Dubón & Dubón, where from 1974 to 1977, he was a litigating attorney concentrating in civil cases, contracts, banking, real estate, corporate, and insurance law. Mr. Machargo is the Chairman of the Board of Directors and CEO of Bosque Llano Development, Corp. and Marfran Development, Corp., each a real estate development company.
     Pedro Morazzani, C.P.A., C.V.A., C.F.E. (Age 56) - Director of the Group since 2006 (including term as a director of Oriental Bank and Trust), Chairman of the Compensation Committee and Vice Chairman of the Audit Committee. Mr. Morazzani is a Certified Public Accountant, Certified Valuation Analyst and Certified Fraud Examiner. He is a partner of the accounting firm Zayas, Morazzani & Co. Mr. Morazzani is also the President of the Puerto Rico Chapter of the National Association of Certified Valuation Analysts. Previously, he was a Senior Manager at Peat, Marwick, Mitchell & Co. (presently know as KPMG, LLC). He also served as the President of the Peer Review Committee of the Puerto Rico Society of Certified Public Accountants. He is very active in providing litigation support, consulting, forensic, and business valuation services. Mr. Morazzani has been an instructor at various seminars on technical matters including business valuations of private businesses, fraud, litigation support, and audit and accounting matters.

     If any person named as a nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as director if elected.
The Board of Directors Recommends
that Shareholders Vote “For” this Proposal.
CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS
     Pursuant to our by-laws, holders of our shares of common stock have the right to cumulate their votes at annual meetings in which more than one director is being elected. Cumulative voting entitles each holder of common stock to a number of votes equal to the number of shares of common stock held by him or her multiplied by the number of directors to be elected. As a holder of our shares of common stock, you may cast all or any number of such votes for one nominee or distribute such votes among any two or more nominees as you desire. Thus, for example, for the election of the five nominees being considered at this annual meeting, a shareholder owning 1,000 shares of our common stock is entitled to 5,000 votes, and may distribute such votes equally among the nominees for election, cast them for the election of only one of such nominees, or otherwise distribute such votes as he or she desires.
     In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the five nominees designated by our Board of Directors or in such other fashion as will most likely ensure the election of all the nominees.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as to our shares of common stock beneficially owned, as of March 31, 2009, by persons known to us to be beneficial owners of more than 5% of the outstanding shares. The information is based upon filings made by such persons or entities pursuant to the Securities Exchange Act of 1934.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership (#)	Percent of Class
LSV Asset Management	1,220,349	5.02%
1 N. Wacker Drive, Suite 4000 Chicago, IL 60606

     The following table sets forth information as to the number of our shares of common stock beneficially owned by our directors, Named Executive Officers (that is, the CEO, the CFO, the three most highly compensated executive officers, other than the CEO and the CFO, who were serving as executive officers on March 31, 2009, and two former executive officers who were or would have been among the three most highly compensated executive officers, other than the CEO and CFO, in 2008), and the directors and executive officers as a group on March 31, 2009. The information is based upon filings made by such individuals pursuant to the Securities Exchange Act of 1934, and information furnished by each of them.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name of Beneficial Owner	of Common Stock (#)		Common Stock[1]
Directors

José J. Gil de Lamadrid	15,522	[2]	—
José Rafael Fernández	290,055	[3]	1.19%
Juan C. Aguayo	38,778	[4]	—
Pablo I. Altieri	49,118	[5]	—
Maricarmen Aponte	37,126	[6]	—
Francisco Arriví	11,481	[7]	—
Nelson García	11,909		—
Julian S. Inclán	118,107		—
Rafael Machargo Chardón	8,000		—
Pedro Morazzani	5,200		—
Josen Rossi	153,800		—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock.

2.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days. It also includes 3,822 shares held in his deferred compensation trust.

3.	This amount includes 100,594 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days. It also includes 5,394 shares that he owns through our 401(k)/1165(e) Plan, and 7,000 shares owned by his spouse.

4.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days. It also includes 11,922 shares owned by his spouse.

5.	This amount includes 8,609 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

6.	This amount includes 2,000 shares that she may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

7.	This amount includes 7,475 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name of Beneficial Owner	of Common Stock (#)		Common Stock[8]
Named Executive Officers

José Rafael Fernández	290,055	[9]	1.19%
Julio R. Micheo	17,500	[10]	—
Norberto González	41,310	[11]	—
Ganesh Kumar	54,915	[12]	—
José G. Díaz	11,000	[13]	—
Lidio V. Soriano[14]	46	[15]	—
Carlos Nieves[16]	—		—

Directors and Executive Officers as a Group[16]	899,536		3.70%

8.	See note 1 above.

9.	See note 3 above.

10.	This amount includes 7,500 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

11.	This amount includes 460 shares that he owns through our 401(k)/1165(e) Plan. It also includes 31,350 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

12.	This amount includes 10,415 shares that he owns through our 401(k)/1165(e) Plan. It also includes 42,000 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

13.	This amount includes 11,000 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days.

14.	Resigned from the Group effective October 14, 2008.

15.	He owns these shares through our 401(k)/1165(e) Plan.

16.	Resigned from the Group effective January 31, 2008.

17.	The group consists of 21 persons including all directors, Named Executive Officers, and executive officers who are not directors.
     Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares, subject, in the case of those directors and officers who are married, to the community property laws of Puerto Rico. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of capital stock which he or she has a right to acquire within 60 days, including pursuant to the exercise of outstanding stock options, and to all shares subject to options or other rights of acquisition acquired in connection with, or as a participant in, any transaction involving a change in control. Shares of capital stock which are subject to such stock options or other rights of acquisition are deemed to be outstanding for the purpose of computing the percentage of outstanding capital stock owned by such person or group, but are not deemed outstanding for the purpose of computing the percentage of capital stock owned by any other person or group.

INFORMATION WITH RESPECT TO CERTAIN DIRECTORS AND
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
     Set forth below is certain information with respect to each director whose term continues.
     Directors Whose Terms Expire in 2010
     José J. Gil de Lamadrid, C.P.A. (Age 53) – Director of the Group since 2005 (including term as a director of Oriental Bank and Trust) and Chairman of our Board of Directors since 2006. He is also Chairman of the Boards of Directors of the Group’s principal subsidiaries, including Oriental Bank and Trust, Oriental Financial Services Corp., Oriental Insurance Inc., and Caribbean Pension Consultants, Inc. From January 2005 to October 2006, he served as the Chairman of our Audit Committee. Mr. Gil de Lamadrid is a Certified Public Accountant with significant experience in administration and international public accounting. He occupied several leadership positions, including office managing partner, of an international accounting firm, where he worked from 1976 to 2003. During this time, he served for three years at the firm’s executive offices in New York. He was a member of the Board of Directors and Audit Committee of Great American Life Assurance Company of Puerto Rico from September 2003 to January 2005, and several non-for profit organizations throughout the years. Mr. Gil de Lamadrid has been an instructor at several international and local seminars on corporate accounting and business administration. Since 2003, he is the co-owner of Office Zone, Inc., a family-owned private business that distributes office supplies in Puerto Rico.
     José Rafael Fernández (Age 46) – President, Chief Executive Officer and Director of the Group since 2004 (including term as a director of Oriental Bank and Trust) and Vice Chairman of our Board of Directors. He is also the Vice Chairman of the Boards of Directors and President of the Group’s principal subsidiaries, including Oriental Bank and Trust, Oriental Financial Services Corp., and Oriental Insurance Inc. Also, he is the Vice Chairman of the Board of Directors of Caribbean Pension Consultants, Inc., the Group’s stateside based subsidiary. Since joining the Group in 1991, Mr. Fernández has managed each of the Group’s core businesses, including playing a major role in the Group becoming a leader in trust and retirement servicers in Puerto Rico. Previously, Mr. Fernández was an investment executive in Puerto Rico, New York and Buenos Aires. He holds a Bachelor of Science degree from the University of Notre Dame and a Masters of Business Administration, with a concentration in Finance, from the University of Michigan. He and his wife chair the Puerto Rico Center for Social Concerns, a local non-profit organization that recruits volunteers from the University of Notre Dame to work in poor communities in Puerto Rico. In 2008, Mr. Fernández was elected a Director of Museo de Arte de Puerto Rico (Puerto Rico Arts Museum) and named a Trustee of Universidad del Sagrado Corazon in Santurce, Puerto Rico.
     Maricarmen Aponte, Esq. (Age 62) – Director of the Group since 2005 (including term as a director of Oriental Bank and Trust) and Vice Chairperson of the Compensation Committee. As the Executive Director of the Puerto Rico Federal Affairs Administration in Washington, DC, from 2001 through December 2004, she was a member of the Cabinet of the Governor of Puerto Rico. She previously served as a director of the Group (including Oriental Bank and Trust) from 1998 to 2001. She is a Vice Chair of the Board of Directors of the National Alliance for Hispanic Health. Ms. Aponte has practiced law in Washington, DC for over two decades, and is presently a strategic consultant to a national television network, the Hispanic Information and Telecommunications Network (HITN), in New York.
     Directors Whose Terms Expire in 2011
     Juan C. Aguayo, P.E., M.S.C.E., (Age 45) – Director of the Group since 2004 (including term as a director of Oriental Bank and Trust) and Chairman of the Corporate Governance and Nominating Committee. Mr. Aguayo has served as the President and Chief Executive Officer of Structural Steel Works, Inc., Bayamón, Puerto Rico, a specialty construction company, since 2002, where he previously served as Executive Vice President and Chief Operating Officer. He is also President and CEO of Structural Steel Mfg., Inc., a fabricator of steel buildings and bridges, since 1986; and of SSW Realty, Inc., an industrial real estate investment company, since 2002. Prior to his tenure as SSW Realty, Mr. Aguayo worked as Director of Construction & Development of Development Company of the Americas LLC, Denver, Colorado, in charge of their projects portfolio in Mexico. He has also served in the Boards of Directors of several non-profit organizations, including: the Board of Directors of the Associated General Contractors of America, Puerto Rico Chapter (1997 & 2003), and the Board of Trustees of the Sacred Heart University, San Juan, Puerto Rico (2006 to 2009).
     Pablo I. Altieri, M.D. (Age 65) – Director of the Group since 1990 (including terms as a director of Oriental Bank and Trust) and member of the Corporate Governance and Nominating Committee. He is a cardiologist and a Professor of Medicine and Physiology at the University of Puerto Rico, School of Medicine. Dr. Altieri is a member of the Board of Directors of TUTV (PR Broadcasting Studios), and Director of the Board of Catastrophic Fund of Puerto Rico. He is also member of the American Heart Association, American College of Cardiology, European Society of Cardiology, American Federation of Clinical Research, Muscle Society, and American Electrophysiology Society.
     Francisco Arriví (Age 64) – Director of the Group since 1998 (including terms as a director of Oriental Bank and Trust) and member of the Audit Committee and of the Corporate Governance and Nominating Committee. Mr. Arriví has been the President and Chief Executive Officer of Pulte Homes International Caribbean Corp., San Juan, Puerto Rico, a subsidiary of Pulte Corporation (a publicly traded company), since March 1999. He was the President and Chief Executive Officer of Interstate General Properties, LP, S. E., San Juan, Puerto Rico, a subsidiary of Interstate General Company, LP, a publicly traded company, from 1995 to 1999, and Vice President and Chief Financial Officer of that company from 1990 to 1995, and Director of Interstate General Properties, LP, S.E. from 1996 to 1998. He was also Vice President and Manager of the Real Estate Department of The Chase Manhattan Bank, N. A., San Juan, Puerto Rico, from 1985 to 1990. He served as a Director of American Communities Property Trust, San Juan, Puerto Rico, a publicly traded company, from 1998 to 1999. From August 2000 to May 2001, he served as a Director of the Puerto Rico Aqueduct and Sewer Authority (a Puerto Rico government instrumentality). He has served as a director of Puerto Rico Convention Center Authority (a Puerto Rico government instrumentality) since 2001 and the Museo de Las Américas (a non-profit art museum in San Juan, Puerto Rico) since 2005.
     Executive Officers Who Are Not Directors
     The following information is supplied with respect to the executive officers who do not serve on our Board of Directors. There are no arrangements or understandings pursuant to which any of the following executive officers was selected as an officer of the Group. No executive officer is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
     Julio Micheo, C.P.A. (Age 49) – Senior Executive Vice President, Treasurer and Chief Investment Officer of the Group since December 2006. Mr. Micheo was Executive Vice President and Treasurer of Doral Financial Corporation, where, from February 2005 to August 2006, he was in charge of investments, funding and hedging, in addition to all mortgage secondary market activities, and a member of Doral’s ALCO. He joined Doral in May 1998, becoming President and Member of the Board of Directors of its Doral Securities unit in 2002, also serving as Vice President of Doral’s co-sponsored $400 million Puerto Rico GNMA closed end mutual fund. Prior to Doral, Mr. Micheo was Senior Vice President of PaineWebber of Puerto Rico (now part of UBS), for four years, where he started and headed the Financial Institutions Taxable Fixed Income Sales Desk; Vice President of The First Boston Corporation investment banking firm (now part of Credit Suisse), for eight years, where he supervised development and marketing of strategies and products to institutional investors in Puerto Rico; and auditor-in-charge and tax specialist in San Juan with the accounting firm of Peat, Marwick, Mitchell & Company (now part of KPMG LLP), for four years, where his accounts included large financial institutions. He holds a Bachelor of Science in Business Administration, Summa Cum Laude, from Saint Joseph’s University, Philadelphia.
     Norberto González, C.P.A., J.D. (Age 50) – Chief Financial Officer of the Group since August 2006 and Executive Vice President since March 2003. Before joining the Group, Mr. González was Executive Vice President and Risk Management Director of Banco Bilbao Vizcaya Argentaria (BBVA) Puerto Rico, a wholly owned subsidiary of Spain’s second largest bank. He was Senior Vice President of Credit Administration of PonceBank (a publicly held financial institution acquired by BBVA in 1998) from 1992 to 1998. He started his professional career at Peat Marwick Mitchell & Co. (now KPMG LLP), where he worked from 1980 to 1992, becoming a Senior Manager specializing in audit and consulting services to financial institutions. Mr. González graduated magna cum laude in 1980 from the University of Puerto Rico, where he obtained a bachelor’s degree in Business Administration with a major in Accounting. In 2001, he earned a Juris Doctor degree from the University of Puerto Rico School of Law. Mr. González is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
     Ganesh Kumar (Age 45) – Executive Vice President of Operations and Strategic Planning of the Group in charge of business line operations, information technology, and human resources. He also oversees strategic planning and marketing functions with a focus on continuous refinement of growth positioning and execution strategies. Before joining the Group in 2004, he was a director of consulting at Gartner Inc. (NYSE: IT), an industry leading research and advisory firm where he assisted a wide array of financial service companies develop technology-enabled strategies and operational plans to meet desired results. Prior to Gartner, he was a manager at McKesson Corporation (NYSE: MCK) from 1997 to 1999; a planning and technology architect at Intercontinental Hotels Group (NYSE: IHG) from 1995 to 1997; and a consultant to financial services clients worldwide from 1986 to 1995.
     José Gabriel Díaz, Esq. (Age 44) – First Senior Vice President and Executive Trust Officer of the Group. As Executive Trust Officer, Mr. Díaz oversees the management and operations of the Group’s Trust Division. He possesses over 12 years of fiduciary experience serving commercial banks’ trust departments. Before joining the Group, Mr. Díaz worked with Banco Santander, ABN AMRO Bank and with the law firm of McConnell Valdés, as a tax and employee benefits lawyer specializing on ERISA matters. Mr. Díaz was also the President of the Trust Committee of the Puerto Rico Bankers Association from September 2002 to February 2004. Mr. Díaz is an active member of various non-profit groups, including the board of directors of the Puerto Rico Diabetes Association, the Chamber of Commerce, the Puerto Rico Manufacturers Association, the Puerto Rico Bar Association, the Puerto Rico Medical Association, and the Puerto Rico Chapter of the National Alliance for the Mentally Ill. Mr. Díaz holds a Bachelor’s degree in Economics from Harvard, a Juris Doctor from Tulane Law School, and two Master’s of Law degrees in Taxation and Securities Regulation from the Georgetown Law Center. In addition, Mr. Díaz holds a Certificate in ERISA and Employee Benefits Law from the Georgetown Law Center.
     L. Raúl Salvá (Age 62) – Chief Credit Officer of the Group since June 2005. Mr. Salvá has forty years of financial, corporate, commercial, consumer, and real estate lending experience under different economic scenarios. He joined Oriental upon completion of a consulting engagement for the bank. He had been practicing Business Consulting for the previous ten years. Mr. Salvá started his banking career with The Chase Manhattan Bank in Puerto Rico in 1970 after graduating from the University of Puerto Rico — BBA. He later went to Citibank, NA, Puerto Rico where he served for fifteen years. His last assignment was as Business Manager for the Community Banking Group. He was designated as a Senior Credit Officer, the highest credit distinction bestowed to a credit officer at Citibank. In 1992 he decided to join Banco Santander Puerto Rico (largest Spanish bank and a publicly held institution) as Chief Credit Officer until he started his Business Consulting private practice in 1994.
     Carlos A. Viña, C.P.A. (Age 42) – Senior Vice President and Controller of the Group since January 2008, Vice President and Controller since March 2006 and Finance Director in charge of Investment and Mortgage Accounting and Financial Planning for the Group since June 2005. Mr. Viña served as Director of Business Consulting for Fusionworks, Inc., a leading business and technology advisory firm in Puerto Rico, from 2002 to 2005. Mr. Viña was the Vice President of Operations for Doral Financial Corporation from 2001 to 2002, and the Vice President and Corporate Controller from 1997 to 2001. From 1992 to 1997, Mr. Viña served as Controller of the HF Mortgage Bankers Division of Doral Financial Corporation. He started his professional career at Arthur Andersen, where he worked from 1988 to 1992, becoming a Senior Auditor specializing in audit and consulting services to financial institutions. Mr. Viña graduated cum laude in 1988 from the University of Puerto Rico, where he obtained a Bachelors Degree in Business Administration with a major in Accounting. Mr. Viña is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
     Mari Evelyn Rodríguez (Age 38) – Senior Vice President and Head of Retail Banking. Before joining the Group in July 2006, Mrs. Rodríguez worked at Puerto Rico Telephone Company for five years, starting as General Manager for the Internet Service Provider Coqui.net, then Director of Marketing for Verizon Wireless and finally as Vice President of Sales, where she was responsible for sales of wireline and wireless telephony and data products. Mrs. Rodríguez has a Bachelor of Arts degree from Harvard College and a Master’s in Business Administration from the University of Michigan at Ann Arbor.
     César A. Ortiz, C.P.A., J.D. (Age 34) – Chief Risk Officer of the Group since 2007. Prior to joining the Group, Mr. Ortiz worked at Doral Financial Corporation as Chief Accounting Officer and Controller. He started his career in the financial services industry as Senior Manager in PricewaterhouseCoopers. Mr. Ortiz received his Bachelors Degree in Business Administration from the University of Puerto Rico in 1997 and his Juris Doctor from the Interamerican University in 2005. He is licensed to practice law in the Commonwealth of Puerto Rico and a Certified Public Accountant. Mr. Ortiz is also a Certified Management Accountant, Certified Financial Manager and Certified Banking Auditor.
     Lidio V. Soriano, C.P.A. (Age 40) – Former Executive Vice President and Head of Retail and Mortgage Banking of the Group who served in that position from September 2007 through October 2008.
     Carlos J. Nieves, C.P.A. (Age 59) – Former Senior Executive Vice President and Chief Operating Officer of Financial Services of the Group who served in that position from July 2003 through January 2008.
BOARD INDEPENDENCE
     Except for José Rafael Fernández, who is our President and CEO, all of our directors are “independent” pursuant to the corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”) for companies listed thereon.
     Our Board of Directors has adopted the categorical standards described below to assist it in the evaluation of the independence of its members (each a “Director”). The categorical standards adopted by the Board describe various types of relationships that could potentially exist between a Director and the Group and sets thresholds at which such relationships would be deemed to be material. If no relationship or transaction exists that would disqualify a Director from being independent under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the Board’s opinion taking into account all facts and circumstances, would impair a Director’s ability to exercise his or her independent judgment, the Board will deem such Director to be independent. For purposes of these categorical standards and unless otherwise indicated, all references to the “Group” shall include its subsidiaries.
     Definitions
     For purposes of these categorical standards, the following definitions shall apply:
•	The term “family member” means any of the Director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the Director’s home.

•	The term “immediate family member” means the Director’s spouse and other “family members” who share the Director’s home or who are financially dependent on the Director.

•	The term “primary business affiliation” means an entity of which the Director is an executive officer, partner or employee, or in which the Director holds at least a 10% equity interest.

•	The term “executive officer” means the president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.
     Advisory, Consulting and Employment Arrangements
     During any twelve-month period:
•	Within the last three years, neither a Director nor any family member of a Director shall have received from the Group any compensation, fees or benefits in an amount greater than $100,000, other than amounts paid (a) for serving as a Director, or (b) as compensation to a family member who is not an executive officer of the Group.
     In addition, no member of the Audit Committee, nor any immediate family member of such individual, nor any entity in which an Audit Committee member is a partner, member or executive officer shall:
•	Within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the Group.
     Business Relationships
     All business relationships, lending relationships, deposits and other banking relationships between the Group and a Director or a Director’s family member, or between the Group and a Director’s primary business affiliation or the primary business affiliation of a family member of a Director, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.
     In addition, the aggregate amount of payments in any of the last three fiscal years by the Group to, and to the Group from, any company of which a Director is an executive officer or employee, or where a family member of a Director is an executive officer must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.
     Loans may be made or maintained by the Group to a Director or a Director’s immediate family member, or to a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director, only if:
•	the loan is made in the ordinary course of business of the Group, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers;

•	the loan complies with the Sarbanes-Oxley Act of 2002, and, as applicable, Regulation O of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation guidelines or regulations, the Puerto Rico Banking Act, and the regulations of the Office of the Commissioner of Financial Institutions of Puerto Rico; and

•	the loan when made does not involve more than the normal risk of collectibility or present other unfavorable features.

     Charitable Contributions
     Contributions in any of the last three years from the Group to a foundation, university, or other non-profit organization of which a Director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $250,000 or 2% of the annual consolidated gross revenues of any such organization.
     Employment and Affiliations
     A Director shall not:
•	be or have been an employee or executive officer of the Group within the last three years;

•	be part of, or within the last three years have been part of, an interlocking directorate in which an executive officer of the Group serves or has served on the compensation committee of a company that concurrently employs or employed the Director as an executive officer; or

•	be a current partner or employee of the Group’s outside auditor, or have been within the last three years (but is no longer) a partner or employee of the Group’s outside auditor and personally worked on the Group’s audit within that time.
     A Director shall not have a family member who:
•	is or has been within the last three years an executive officer of the Group;

•	is, or within the last three years has been, part of an interlocking directorate in which an executive officer of the Group serves or has served on the compensation committee of a company that concurrently employs or employed such family member as an executive officer; or

•	is a current partner of the Group’s outside auditor, or a current employee of the Group’s outside auditor and participates in the auditor’s audit, assurance or tax compliance (but not tax planning) practice, or was within the last three years (but is no longer) a partner or employee of the Group’s outside auditor and personally worked on the Group’s audit within that time.
     Immaterial Relationships
     The Board may determine that a Director is independent notwithstanding the existence of an immaterial relationship between the Director and the Group that does not fit within these categorical standards; provided, however, that the Group’s proxy statement includes a specific description of such relationship as well as the basis for the Board’s determination that such relationship does not preclude a determination that the Director is independent.
BOARD MEETINGS
     Our Board of Directors held eleven meetings in 2008. No incumbent director attended fewer than 75% of the Board meetings held in that year. Board members are required to attend our annual meeting of shareholders. All Board members then in office attended last year’s meeting, except for Pablo I. Altieri and Pedro Morazzani who were duly excused.

EXECUTIVE MEETINGS OF NON-MANAGEMENT DIRECTORS
     Our Board of Directors holds regular meetings of “non-management directors” (that is, directors who are not executive officers of the Group) to promote open discussions and better communication among such directors. José J. Gil de Lamadrid, the Chairman of the Board, has been chosen to preside at such meetings.
BOARD COMMITTEES
     Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.
     The Audit Committee assists the Board of Directors in its oversight of our financial reporting process and internal controls, and meets regularly without management’s presence. It fulfills its oversight responsibilities by reviewing: (a) the integrity of the financial reports and other financial information provided by us to any governmental or regulatory body or to the public; (b) our systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and our Board of Directors have established; and (c) our auditing, accounting, and financial reporting processes generally. The members of this Committee are Nelson García, Chairman, Pedro Morazzani, Vice Chairman, and Francisco Arriví. Our Board of Directors has determined that each member of this Committee is financially literate and has designated Nelson García and Pedro Morazzani as “audit committee financial experts,” as such term is defined in Item 407(d)(5) of SEC Regulation S-K. It met twelve times in 2008.
     The Audit Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com and in print to any shareholder who requests it. This Committee is composed entirely of independent directors as required by the NYSE and the SEC.
     The Compensation Committee discharges the responsibilities of our Board of Directors relating to compensation of our directors and executive officers, and meets regularly without management’s presence. Its general responsibilities are: (a) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; (b) evaluating the CEO’s performance in light of those goals and objectives; (c) making recommendations to our Board of Directors with respect to CEO, director, and executive officer compensation, incentives compensation plans and equity-based plans; (d) producing a Committee report on executive compensation; and (e) conducting an annual performance evaluation of itself. This Committee also administers our equity-based compensation plan and is given absolute discretion to, among other things, construe and interpret the plan; to prescribe, amend and rescind rules and regulations relating to the plan; to select the persons to whom plan awards will be given; to determine the number of shares subject to each plan award; and to determine the terms and conditions to which each plan award is subject. The members of this Committee are Pedro Morazzani, Chairman, Maricarmen Aponte, Vice Chairperson, and Rafael Machargo Chardón. It met five times in 2008.
     The Compensation Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com and in print to any shareholder who requests it. This Committee is composed entirely of independent directors as required by the NYSE.
     The Corporate Governance and Nominating Committee assists our Board of Directors by: (a) identifying individuals qualified to become directors consistent with criteria approved by the Board; (b) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; (c) developing and recommending to the Board a set of corporate governance principles applicable to us that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory, or other requirements; (d) monitoring and reviewing any other corporate governance matters which the Board may refer to this Committee; and (e) overseeing the evaluation of the Board and management. It meets regularly without management’s presence. The members of this Committee are Juan Carlos Aguayo, Chairman, Julian Inclán, Vice Chairman, Pablo I. Altieri, and Francisco Arriví. It met five times in 2008.
     The Corporate Governance and Nominating Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com and in print to any shareholder who requests it. This Committee is composed entirely of independent directors as required by the NYSE.
     Pursuant to our by-laws, no nominations for directors, except those made by our Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee, will be voted upon at the annual meeting unless other nominations by shareholders are made in writing, together with the nominee’s qualifications for service and evidence of his or her willingness to serve on our Board of Directors, and delivered to the Secretary of the Board at least 120 days prior to the anniversary date of the mailing of proxy materials in connection with last year’s annual meeting. Ballots bearing the names of all of the persons nominated by our Board of Directors and by shareholders, if properly made, will be provided for use at the annual meeting. The Corporate Governance and Nominating Committee has not established any specific, minimum qualifications that it believes must be met by a nominee recommended by such committee for a position on our Board of Directors. The Committee instead considers general factors, including, without limitation, the candidate’s experience with other businesses and organizations, the interplay of such experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees.
     The Corporate Governance and Nominating Committee generally identifies qualified candidates on the basis of recommendations made by existing directors or management. There are no differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The Committee will consider potential nominees by management, shareholders or other members of the Board, and develop and evaluate information from a variety of sources regarding the potential nominee before making a decision.
CORPORATE GOVERNANCE GUIDELINES
     We have developed and adopted a set of Corporate Governance Guidelines to promote the functioning of our Board of Directors and its committees, to protect and enhance shareholder value, and to set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. We have also developed and adopted a Code of Business Conduct and Ethics that reaffirms our basic policies of business conduct and ethics for our directors, officers, employees and agents. The Code consists of basic and general standards of business as well as personal conduct. Current copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on our website at www.orientalfg.com. You may also obtain a written copy of these documents, including the charters of the committees of our Board of Directors, by sending us a written request addressed as follows: Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.

     Any shareholder who desires to contact our Board of Directors or any of its members may do so by writing to: Chairman of the Board, Oriental Financial Group Inc., P.O. Box 195145, San Juan, Puerto Rico 00919-5145. Alternatively, any interested party, including, without limitation, shareholders and employees, may communicate directly with the independent members of the Board or report possible legal or ethical violations, including, without limitation, concerns regarding questionable accounting or auditing matters. Any such interested party may direct his or her written communication or report, anonymously, to the Chairman of the Audit Committee. The mailing, postage prepaid, should be marked “confidential” and addressed as follows:

Chairman of Audit Committee	or	Chairman of Audit Committee
Oriental Financial Group Inc.		Oriental Financial Group Inc.
P.O. Box 195145		Oriental Center
San Juan, Puerto Rico 00919-5145		Professional Offices Park
997 San Roberto Street, 10th Floor
San Juan, Puerto Rico 00926
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The Audit Committee of our Board of Directors intends to appoint KPMG LLP (“KPMG”) as our independent public auditors for the year ending December 31, 2009, and has further directed that the selection of such auditors be submitted for ratification by the shareholders at this annual meeting. KPMG has served as our independent public auditors since 2005. Neither our certificate of incorporation nor our by-laws require that our shareholders ratify the selection of our independent public auditors. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG, but may nonetheless retain such firm. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in our best interest.
     KPMG will have representatives present at the annual meeting who will have an opportunity to make a brief statement if they desire to do so, and who will be available to respond to appropriate questions that may arise.
The Board of Directors Recommends
that Shareholders Vote “For” this Proposal.
INDEPENDENT AUDITORS
     KPMG served as our independent registered public accounting firm for the year ended December 31, 2008. Services provided to us and our subsidiaries by KPMG included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of our subsidiaries, audits of our employee benefits plan, services related to our filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.
     The Audit Committee reviewed and approved all audit and non-audit services rendered by KPMG to us and our subsidiaries, and concluded that the provision of such services was compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approval policy regarding the procurement of audit and non-audit services, which is available on our website at www.orientalfg.com. The Audit Committee intends to review such policy periodically.

     The aggregate fees billed by KPMG for the years ended December 31, 2008 and 2007 for the various services provided to us were as follows:

	Year Ended	Year Ended
	December 31,	December 31,
Type of Fees	2008 ($)	2007 ($)
Audit Fees	913,250	1,235,475
Audit-Related Fees	67,050	76,500
Tax Fees	131,841	74,612
All Other Fees	2,250	—

	1,114,391	1,386,587

     As defined by the SEC, (i) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements, including the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and review of financial statements included on our Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and consisted of employee benefit plan audits and accounting consultations; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”
COMPENSATION DISCUSSION AND ANALYSIS
     Overview
     We are guided by the principle that our compensation program must not only promote our long-term success, but also provide significant rewards for outstanding financial performance while establishing clear consequences for under-performance. To this end, each element of compensation takes into account not only our competitive position and goals, but also each executive’s individual performance, commitment and achievements.
     Compensation Philosophy and Objectives
     The compensation program for our Named Executive Officers is intended to reward achievements of individual and business performance objectives, and align such objectives with the creation of shareholder value. It is also intended to attract and retain the most talented and effective executive team for us. Accordingly, the main objectives of our compensation program are to:
•	Attract and retain seasoned executives;

•	Reward superior performance at competitive levels;

•	Promote teamwork and collaboration;

•	Create long-term financial incentives; and

•	Increase stock ownership.

     Our compensation analysis begins with a review of our strategic objectives and business plans. We then consider the scope of responsibilities of each executive, the compensation of similar executives at peer companies in Puerto Rico, and the relationship between pay and performance. We further evaluate whether our compensation program meets our goals by monitoring the engagement and retention of our executives.
     The Compensation Committee of our Board of Directors plays a key role in the development of our compensation program. The Committee consists entirely of independent directors and operates under a written charter approved by the Board, which is publicly available at www.orientalfg.com. Each meeting of the Committee has an agenda established in accordance with an annual calendar set by its Chairman in consultation with senior management. Additional discussion topics related to external or internal events are added to the agenda from time to time as necessary. The Committee receives and reviews materials in advance of each of its meetings, including information on management’s analyses and recommendations. As appropriate, the Committee looks to our Human Resources Department to support the Committee in its work. While the Committee values input and advice from this and other sources, it exercises its independent judgment in reaching its decisions and in making recommendations to our Board. We are cognizant of the competitive environment in which we must compete for superior executive talent and seek to maintain a compensation strategy that is competitive in the financial services industry in Puerto Rico. In evaluating our compensation program and authorizing bonus or equity grants under this program, the Committee takes into account several factors, including total compensation package, individual and business performance, total compensation-related expense, and percentage of income allocated to compensation-related costs.
     In reaching its compensation recommendations to our Board, the Committee undertakes a review of both total compensation and each element of compensation in light of Puerto Rico survey data obtained from Watson Wyatt Worldwide, Inc. (NYSE: WW), a global consulting firm that specializes, among other things, in employee benefits. The Committee may also engage outside compensation consultants to evaluate whether our compensation practices or incentives are consistent with meeting our objectives. Any such consultant may provide the Committee with analysis and recommendations. The Committee also takes into consideration the scope, complexity and degree of challenge of each executive’s responsibilities, as well as his or her performance.
     Elements of Compensation
     To assure the appropriate mix of fixed versus variable compensation and focus on both short and long-term business performance, we have established four basic elements for our executive compensation program: base salary, annual cash bonus awards, long-term equity-based compensation, and change-in-control compensation. It is the Committee’s intention to have compensation paid to our Named Executive Officers be deductible for Puerto Rico income tax purposes, unless there are valid compensatory reasons for paying nondeductible amounts in order to ensure competitive levels of total compensation.
     Base Salary. Base salary is generally designed to be competitive with comparable executive positions in peer group companies in Puerto Rico, including Popular Inc., First BanCorp., Doral Financial Corporation, Triple-S Management Corporation, Eurobancshares Inc., and Santander BanCorp. However, each executive’s actual salary varies based on the complexity and unique challenges of his or her position, individual skills, experience, background and performance. Watson Wyatt survey data for corporate executive salaries in Puerto Rico is also taken into consideration in determining periodic increases. Base salaries are reviewed at least annually by the Committee and adjusted at 12 to 24 month intervals.
     Annual Cash Bonus Awards. Our annual cash bonus awards reflect a combination of three key elements: individual bonus targets, level of attainment of business performance targets, and individual achievements. We maintain monthly scorecards for measuring financial, operational, and strategic results to determine the level of attainment of each executive’s performance goals, and assign a weight to each performance measure, with the sum of the weights equal to 100%. The weight is the percentage of each executive’s total bonus that will be based on that particular measure. Each target bonus is expressed as a percentage of the executive’s base salary.

     The Committee approved the following target bonus percentages for the Named Executive Officers in 2007, and no changes were made thereto in 2008. In order to determine each Named Executive Officer’s bonus, the percentage listed below is multiplied by the executive’s base salary, which then is multiplied by the result of his or her scorecard.

Target Bonus
Name	Percentage
José Rafael Fernández President & CEO	60%

Julio R. Micheo Senior Executive Vice President, Treasurer & Chief Investment Officer	40%

Norberto González Executive Vice President & CFO	40%

Ganesh Kumar Executive Vice President of Operations & Strategic Planning	40%

José Gabriel Díaz First Senior Vice President & Executive Trust Officer	30%
     The actual bonus payouts for performance in 2008 to the Named Executive Officers ranged from 17% to 29% of each executive’s salary depending on his or her performance against pre-established, objectively determined goals and the results of his or her scorecard. At the beginning of each year, the Board reviews and approves an annual budget for the company as a whole and for each business segment. The Committee then reviews and assesses performance goals and makes recommendations about the proposed design of the annual bonus awards. These goals include minimum performance thresholds that must be met to earn any bonus award, as well as performance levels required to achieve maximum payouts. An executive obtaining less than a 70% score in his or her scorecard is generally not eligible to receive a bonus. Maximum payout levels are intended to be available only for achievement of business performance significantly exceeding target levels.
     Based on the recommendation of the Committee, our Board of Directors approved bonuses for performance in 2008 to the Named Executive Officers on account of several important performance areas related to the success of our business strategy, financial results, values and accomplishments, including customer satisfaction, strategic performance in the marketplace, achievements in critical milestones, risk management, overall teamwork, and personal development. These bonuses were paid in the first quarter of 2009.

     The performance cash bonuses approved for 2008 and paid to the Named Executive Officers were as follows:

		Percent of
Name	Bonus Amount ($)	Base Salary
José Rafael Fernández President & CEO	142,973	29%

Julio R. Micheo Senior Executive Vice President, Treasurer & Chief Investment Officer	84,350	18%

Norberto González Executive Vice President & CFO	73,115	24%

Ganesh Kumar Executive Vice President of Operations & Strategic Planning	67,672	26%

José Gabriel Díaz First Senior Vice President & Executive Trust Officer	37,992	17%
     Long-Term Incentive Compensation. Our long-term incentives are designed to ensure that executives have a continuing stake in our success and to encourage executives to focus on multi-year performance goals that will enhance the value of our capital stock. Such incentives are also designed to align executive performance with the creation of shareholder value. Although we do not require that our Named Executive Officers own any minimum amount of our common stock, we believe that the way we compensate them aligns their interest sufficiently with that of our shareholders.
     The Amended and Restated Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan has expanded the forms of our equity-based incentives. We believe that the Omnibus Plan reflects new trends at peer group companies and that it will strengthen the link between executive performance and shareholder value by offering a wide variety of equity-based incentives.
     The Committee authorized awards of qualified stock options and restricted stock units to the Named Executive Officers in 2008. Such awards are described in the Grants of Plan-Based Awards table on page 25 hereof. It also authorized awards to directors and other senior officers. Information concerning awards to directors is set forth in the Director Compensation table on page 29 hereof. The Committee has discretion to grant awards from time to time under the Omnibus Plan, to determine the eligible individual to whom awards will be granted, and to establish the terms and conditions of each award. In 2008, the Committee decided to grant such awards to Named Executive Officers based on the results of our corporate-wide scorecard. The actual amount awarded to each Named Executive Officer was based on his or her percentage target for bonus purposes. In making these awards, the Committee believes that it would benefit us by enhancing our ability to retain executives and linking equity awards to performance. Each award is subject to service conditions that must be met by the executive in order for the award to vest.
     Change-in-Control Compensation. An important objective of our compensation program is not only the recruitment of seasoned executives but also their retention and commitment to our long-term success. Therefore, in order to promote their retention and reduce any concerns that they may be adversely affected in the event of a change-in-control of the Group, we have entered into a change-in-control compensation agreement with each Named

Executive Officer pursuant to which the executive is entitled to a cash payment equal to two times the sum of his or her annual base salary and last cash bonus if there is a “change in control” (as defined in each agreement) and as a result thereof or within one year thereafter his or her employment is terminated.
     The following table presents the estimated cash compensation of the Named Executive Officers under their respective change-in-control compensation agreements based on the salaries and bonuses that they earned for 2008.

Change-in-Control
Executive Officer	Cash Compensation ($)
José Rafael Fernández President & CEO	1,285,946

Julio R. Micheo Senior Executive Vice President, Treasurer & Chief Investment Officer	1,108,700

Norberto González Executive Vice President & CFO	746,230

Ganesh Kumar Executive Vice President of Operations & Strategic Planning	660,344

José Gabriel Díaz First Senior Vice President & Executive Trust Officer	—
     Fringe Benefits and Allowances
     We provide several fringe benefits, including a defined contribution plan and healthcare coverage, to our Named Executive Officers. These benefits do not constitute a significant portion of the Named Executive Officers’ total compensation package and are generally available to all of our employees. We also offer to our Named Executive Officers a non-qualified deferred compensation plan for the deferral of taxable income and certain allowances, including car allowance. Such allowances are offered on a case-by-case basis and are not intended to constitute a significant portion of the executive’s compensation. Our non-qualified deferred compensation plan is more fully described on page 28 hereof. We provide these benefits in order to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their officers and employees. Such benefits and allowances are reviewed annually by the Committee.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.
Submitted by:
Pedro Morazzani, Chairman
Maricarmen Aponte, Vice Chairperson
Rafael Machargo Chardón
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee has served as an officer or employee of us or any of our subsidiaries, nor did any of them have any relationship requiring disclosure by us in which we were or are a participant and the amount involved exceeds $120,000, and in which any such member had or will have a direct or indirect material interest. None of our executive officers served as a director of another entity, or as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors or as a member of our Compensation Committee at any time during 2008.

EXECUTIVE COMPENSATION
     The following table summarizes the total compensation earned in each of the last three years by (i) the CEO and the CFO; (ii) the three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at December 31, 2008; and (iii) two former executive officers who were or would have been among the three most highly compensated executive officers, other than the CEO and CFO, in 2008 (collectively referred to as the “Named Executive Officers”). It omits columns for non-equity incentive plan compensation, changes in pension value, and above-market nonqualified deferred compensation earnings because we had no such compensation in those years.
Summary Compensation Table

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name	Year	($)	($)[1]	($)[2]	($)[2]	($)		($)
José Rafael Fernández	2008	500,000	142,973	146,218	59,465	55,000	[3]	903,656
President & CEO	2007	425,000	251,531	19,422	34,949	48,000	[4]	778,902
	2006	375,000	98,232	—	22,601	48,000	[4]	543,833

Julio R. Micheo	2008	470,000	84,350	11,536	14,603	30,000	[5]	610,489
Senior Executive Vice President,	2007	420,000	112,224	—	8,332	118,376	[6]	658,932
Treasurer & Chief Investment Officer	2006	35,000	100,000 [7]	—	—	2,500	[5]	137,500

Norberto González	2008	300,000	73,115	14,756	8,957	36,000	[8]	432,828
Executive Vice President & CFO	2007	270,000	74,479	—	3,818	24,000	[5]	372,297
	2006	264,500	42,650	—	—	24,000	[5]	331,150

Ganesh Kumar	2008	262,500	67,672	14,756	7,240	67,111	[9]	419,279
Executive Vice President of Operations	2007	262,500	72,666	—	3,818	54,000	[10]	392,984
& Strategic Planning	2006	256,250	43,450	—	—	54,000	[10]	353,700

José Gabriel Díaz	2008	225,000	37,992	7,892	—	12,000	[5]	282,884
First Senior Vice President	2007	193,200	48,408	—	—	12,000	[5]	253,608
& Executive Trust Officer	2006	188,600	42,650	—	—	12,000	[5]	243,250

1.	The performance bonus payments for each of 2006, 2007 and 2008 were made in the first quarter of the following year, but were meant as compensation for performance of the Named Executive Officers during the previous year. The amount shown for each year includes the Christmas bonus.

2.	Dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FASB Statement 123(R).

3.	This amount includes $30,000 for car allowance and $25,000 for reasonable personal expenses in the performance of his duties.

4.	This amount includes $30,000 for car allowance and $18,000 for reasonable personal expenses in the performance of his duties.

5.	This amount represents a car allowance.

6.	This amount includes $30,000 for car allowance and a special one-time cash incentive of $88,376 paid in 2008 in recognition of his outstanding work in 2007.

7.	This amount represents a signing bonus.

8.	This amount includes $24,000 for car allowance and $12,000 for reasonable personal expenses in the performance of his duties.

9.	This amount includes $58,500 for living allowance and $8,611 for reasonable personal expenses in the performance of his duties.

10.	This amount represents a living allowance.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name	Year	($)	($)[11]	($)[12]	($)[12]	($)		($)
Lidio V. Soriano[13]	2008	310,625	—	—	—	12,115	[14]	322,740
Former Executive Vice President	2007	109,936 [15]	600	5,183	—	4,712	[14]	120,431
& Retail & Mortgage Banking Head	2006	—	—	—	—	—		—

Carlos Nieves[16]	2008	131,866	—	—	—	226,692	[17]	358,558
Former Senior Executive Vice President	2007	283,250	100,600	—	—	36,000	[18]	419,850
	2006	225,650	41,650	—	—	36,000	[18]	303,300

11.	See note 1 above.

12.	See note 2 above.

13.	Resigned from the Group effective October 14, 2008. All of his awards under the Omnibus Plan were forfeited upon his resignation.

14.	See note 5 above.

15.	Commenced employment with the Group in September 2007. His annual base salary was $350,000.

16.	Resigned from the Group effective January 31, 2008.

17.	This amount includes $225,000 for a severance payment and $1,692 for a car allowance.

18.	This amount includes $22,000 for car allowance and $14,000 for reasonable expenses in the performance of his duties.
     Employment Agreement
     José Rafael Fernández, our President and CEO, entered into a three-year Employment Agreement with us on October 31, 2007. Mr. Fernández is also the Vice Chairman of our Board of Directors. The Employment Agreement became effective January 1, 2008, and replaced the employment agreement, dated April 4, 2005, between Mr. Fernández and us, which was then in effect.
     As provided in the Employment Agreement, Mr. Fernández reports directly to our Board of Directors and has overall responsibility for our business and affairs. During the term of the Employment Agreement and in any election of directors in which Mr. Fernández’s term as director is set to expire, the Board will nominate and recommend to our shareholders his election as a Board member. Pursuant to the Employment Agreement, he will be compensated as follows: (i) annual base salary of $500,000, which may be increased by the Board’s Compensation Committee after the first year; (ii) annual performance bonus that may be from zero up to 70% of his annual base salary, as determined by the Compensation Committee; (iii) annual car allowance of $30,000; (iv) annual allowance of $25,000 for expenses that in his judgment are reasonably appropriate for the performance of his duties as our President and Chief Executive Officer; (v) life insurance covering his life and having as beneficiary his estate or other beneficiaries; and (vi) a qualified stock option award for the purchase of 30,000 shares of common stock, and an award of 30,000 restricted stock units, both of which are one-time awards and were made pursuant to the Omnibus Plan.
     The Employment Agreement may be terminated by the Board for “just cause” (as such term is defined therein) at any time. In the event it is terminated for “just cause,” Mr. Fernández will have no right to compensation or other benefits for any period after such termination. However, if it is terminated by the Board other than for just cause and other than in connection with a change in control of us, or if Mr. Fernández terminates the Employment Agreement for “good reason” (as such term is defined therein), we will be required to pay him as severance, in lieu of any further salary payments for periods subsequent to the date of termination, a lump sum equal to the product of his base salary, bonus (equal to the highest cash bonus paid to him in any of the two years prior to the termination date), car allowance, and the value of any other benefits provided to him during the year in which the termination occurs, multiplied by two.
     Change-in-Control Compensation Agreements
     We have entered into Change-in-Control Compensation Agreements with José J. Gil de Lamadrid, José Rafael Fernández, Julio R. Micheo, Norberto González, Ganesh Kumar and Mari Evelyn Rodríguez. Each agreement remains in full force as long as the person is employed by us and, in the case of Mr. Gil de Lamadrid, as long as his Non-Executive Chairman Agreement is in effect.
     Under the agreements, the aforementioned persons are entitled to certain cash payment compensation in the event there is a “change in control of the company” and as a result thereof or within one year after the change in control, the person’s employment is terminated by us or our successor in interest. The cash compensation will be an amount equal to two times the sum of such person’s annual base salary at the time the termination of his or her employment occurs and his or her last cash bonus paid prior to the termination of his employment.
     For purposes of the agreements, a change in control is deemed to have occurred if (i) any person or entity (including a group) acquires direct or indirect ownership of 50% or more of the combined voting power of our then outstanding common stock as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) our shareholders approve (a) any consolidation or merger of us in which we are not the surviving corporation (other than a merger in which the holders of our common stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets to an entity which is not our wholly-owned subsidiary.
     401(k)/1165(e) Plan
     All of our employees, including the employees of our subsidiaries, are eligible to participate in our cash or deferred arrangement profit sharing plan (the “401(k)/1165(e) Plan”). The 401(k)/1165(e) Plan is a defined contribution plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is qualified under Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended. The 401(k)/1165(e) Plan offers eligible participants several investment alternatives, including several U.S. mutual funds, a money market account, and shares of our common stock. Contributions made through payroll deductions not in excess of a specified amount may be accumulated per year as before-tax savings. We contribute 80 cents for each dollar contributed by an employee up to $832 per year. The matching contribution is invested in our shares of common stock. In 2008, we contributed 12,767 shares of common stock to the 401(k)/1165(e) Plan valued at approximately $77,240 at December 31, 2008.

Grants of Plan-Based Awards
     The following table omits columns for estimated future payouts under non-equity and equity incentive awards because we did not grant in 2008 any options or shares subject to specified performance targets.

		Number of			Grant Date Fair
		Shares of Stock	Number of Securities	Exercise Price of	Value of Stock
		or Units	Underlying Options	Option Awards	and Option
Name	Grant Date	(#)	(#)	($/Sh)	Awards[1]
José Rafael Fernández	03/19/2008	6,000	—	—	$31,610
Julio R. Micheo	01/22/2008	—	11,500	14.0000	$4,158
	01/22/2008	2,857	—	—	$11,536
Norberto González	03/19/2008	—	5,500	21.8600	$1,717
	03/19/2008	2,800	—	—	$14,756
Ganesh Kumar	03/19/2008	2,800	—	—	$14,756
José Gabriel Díaz	03/19/2008	1,500	—	—	$7,891
Lidio V. Soriano[2]	—	—	—	—	—
Carlos Nieves[3]	—	—	—	—	—

1.	Fair market value per FASB Statement 123(R).

2.	Resigned from the Group effective October 14, 2008.

3.	Resigned from the Group effective January 31, 2008.

Outstanding Equity Awards at Fiscal Year End
     The following table omits the column for unearned options because we had no such options outstanding at the end of 2008. It presents information only for the Named Executive Officers who had option awards outstanding at the end of such year.
Option Awards

	Number of
	Securities	Number of
	Underlying	Securities
	Unexercised	Underlying		Option	Option
	Options (#)	Unexercised Options		Exercise	Expiration
Name	Exercisable	(#) Unexercisable		Price ($)	Date
José Rafael Fernández	32,594	—		12.0200	04/02/2012
	22,000	—		24.2730	07/01/2014
	22,000	—		27.3640	11/29/2014
	16,000	24,000	[1]	15.1100	07/01/2015
	8,000	12,000	[2]	12.3600	01/01/2016
	—	20,000	[3]	12.9500	06/22/2017
	—	30,000	[4]	12.4900	10/31/2017

Julio R. Micheo	—	30,000	[5]	12.0000	03/15/2017
	—	11,500	[6]	14.0000	01/22/2018

Norberto González	14,850	—		16.7270	03/10/2013
	16,500	—		23.7450	01/27/2014
	—	25,000	[7]	12.0500	06/22/2017
	—	5,500	[8]	21.8600	03/19/2018

Ganesh Kumar	22,000	—		23.7450	01/27/2014
	20,000	—		27.8000	01/12/2015
	—	25,000	[9]	12.0500	06/22/2017

José Gabriel Díaz	11,000	—		27.0000	03/08/2014

1.	Of the shares underlying these options, 8,000 will vest annually commencing on July 1, 2009 until fully vesting on July 1, 2011.

2.	Of the shares underlying these options, 4,000 will vest annually commencing on January 1, 2010 until fully vesting on January 1, 2012.

3.	Of the shares underlying these options, 5,000 will vest annually commencing on June 22, 2009 until fully vesting on June 22, 2012.

4.	Of the shares underlying these options, 7,500 will vest annually commencing on October 31, 2009 until fully vesting on October 31, 2012.

5.	Of the shares underlying these options, 7,500 will vest annually commencing on March 15, 2009 until fully vesting on March 15, 2012.

6.	Of the shares underlying these options, 2,875 will vest annually commencing on January 22, 2010 until fully vesting on January 22, 2013.

7.	Of the shares underlying these options, 6,250 will vest annually commencing on June 22, 2009 until fully vesting on June 22, 2012.

8.	Of the shares underlying these options, 1,375 will vest annually commencing on March 19, 2011 until fully vesting on March 19, 2014.

9.	Of the shares underlying these options, 6,250 will vest annually commencing on June 22, 2009 until fully vesting on June 22, 2012.

10.	Of the shares underlying these options, 1,875 will vest annually commencing on March 15, 2009 until fully vesting on March 15, 2012.

11.	Of the shares underlying these options, 375 will vest annually commencing on March 19, 2011 until fully vesting on March 19, 2014.

     The following table omits the columns for earned shares or units that have not vested and market value of earned shares or units that have not vested because we had no such shares or units outstanding at the end of 2008. It presents information only for the Named Executive Officers who had unearned restricted stock units at the end of such year.
Stock Awards

	Number of Shares or		Market Value of Shares
	Units of Stock That		or Units of Stock That
Name	Have Not Vested (#)		Have Not Vested ($)
José Rafael Fernández	36,000	[1]	217,800

Julio Micheo	2,857	[2]	17,285

Norberto González	2,800	[3]	16,940

Ganesh Kumar	2,800	[3]	16,940

José Gabriel Díaz	1,500	[3]	9,075

1.	The award of 30,000 restricted stock units vests on October 31, 2010, and the award of 6,000 restricted stock units vests on March 19, 2011.

2.	This award of restricted stock units vests on January 22, 2011.

3.	This award of restricted stock units vests on March 19, 2011.
     The following table only presents information for the Named Executive Officers who exercised stock options in 2008. It omits the columns for stock awards because no such awards to Named Executive Officers vested in 2008.
Option Exercises

	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)
José Rafael Fernández	35,356	457,712

Norberto González	300	820

Non Qualified Deferred Compensation

			Aggregate	Aggregate	Aggregate
	Executive	Registrant	Earnings	Withdrawals/	Balance
	Contributions	Contributions	in Last	Distributions	at Last
Name	in Last FY ($)	in Last FY ($)	FY ($)	($)	FYE ($)
José Rafael Fernández	75,600	—	4,015	0	115,974
Julio R. Micheo	—	—	—	—	—
Norberto González	—	—	—	—	—
Ganesh Kumar	54,000	—	4,099	0	105,087
José Gabriel Díaz	—	—	—	—	—
Lidio V. Soriano[1]	—	—	—	—	—
Carlos Nieves[2]	—	—	—	—	—

1.	Resigned from the Group effective October 14, 2008.
     We offer our executive officers a non-qualified deferred compensation plan, where such executives are allowed to defer taxable income. The plan is not intended to meet the requirements of Section 1165 of the Puerto Rico Internal Revenue Code of 1994, and therefore, does not meet the funding, employee coverage, and other requirements which “qualified retirement plans” must satisfy thereunder.
     However, the plan is intended to constitute an unfunded arrangement maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” for purposes of Section 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, known as “ERISA.” Under the plan, the executive’s current taxable income is reduced by the amount being deferred, which may be up to 100% of his or her salary and bonus. Funds contributed thereto can accumulate without current income tax to the individual. Taxes are due when the funds are withdrawn at the then current income tax rate applicable to the individual, which may be lower than his or her current income tax bracket. The plan allows participants to choose the manner in which some or all of the assets in their accounts are invested from a range of investment options designated by the plan’s trustee.

Director Compensation
     Each director’s compensation is generally designed to be competitive with comparable compensation paid to directors at peer group companies in Puerto Rico, including Popular Inc., First BanCorp., Doral Financial Corporation, Triple-S Management Corporation, Eurobancshares Inc., and Santander BanCorp. However, each director’s actual compensation varies based on whether he or she occupies the chairmanship of our Board of Directors or any committee thereof. It also varies depending on the number of meetings attended and on his or her membership in Board committees.
     The following table omits the columns for non-equity incentive plan compensation, and change in pension value and above-market nonqualified deferred compensation earnings because we had no such compensation or earnings for such directors in 2008.

	Fees Earned	Stock		Option		All Other
	or Paid in	Awards		Awards		Compensation	Total
Name	Cash ($)	($)[1]		($)[1]		($)	($)
José J. Gil de Lamadrid	266,668	14,832	[2]	2,365	[3]	—	283,865
Nelson García	126,842	5,268	[4]	177	[5]	—	132,287
Juan Carlos Aguayo	55,671	5,268	[4]	—	[6]	—	60,939
Pedro Morazzani	53,371	5,268	[4]	177	[5]	—	58,816
Maricarmen Aponte	53,171	5,268	[4]	177	[7]	—	58,616
Francisco Arriví	50,521	5,268	[4]	—	[8]	—	55,789
Pablo I. Altieri	41,671	5,268	[4]	—	[9]	—	46,939
Julian S. Inclán[10]	16,835	—		—		—	16,835
Rafael Machargo Chardón[10]	16,835	—		—		—	16,835
Josen Rossi[10]	9,501	—		—		—	9,501
Héctor J. Vázquez[11]	19,002	—		—		—	19,002

1.	Dollar amount recognized for financial statement reporting purposes with respect to the year in accordance with FASB Statement 123(R).

2.	The aggregate amount of restricted stock units outstanding at the end of 2008 is 4,333.

3.	The aggregate amount of option awards outstanding at the end of 2008 is 12,200.

4.	The aggregate amount of restricted stock units outstanding at the end of 2008 is 1,000.

5.	The aggregate amount of option awards outstanding at the end of 2008 is 1,000.

6.	The aggregate amount of option awards outstanding at the end of 2008 is 2,200.

7.	The aggregate amount of option awards outstanding at the end of 2008 is 3,000.

8.	The aggregate amount of option awards outstanding at the end of 2008 is 7,475.

9.	The aggregate amount of option awards outstanding at the end of 2008 is 8,609.

10.	Elected to the Board of Directors on August 20, 2008. These directors had no stock awards or option awards outstanding at the end of 2008.

11.	Resigned from the Board of Directors effective May 14, 2008.
     Except for José J. Gil de Lamadrid, Chairman of the Board, and José Rafael Fernández, President and CEO, each non-employee director receives an annual retainer of $26,000, payable in equal monthly installments, plus a fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended (other than a committee presided by any such director), except that for attending meetings of the Audit Committee the fee is $850 per meeting. Furthermore, the Chairman of the Audit Committee receives an additional annual retainer of $80,000 and the Chairpersons of the Compensation Committee and the Corporate Governance and Nominations Committee each receives an additional annual retainer of $12,000. Such retainers are payable in equal monthly installments.
     The Chairman of Board is compensated pursuant to the terms of the Non-Executive Chairman Agreement, which is described below under the subheading “Non-Executive Chairman Agreement.” The President and CEO, who is a Board member, does not receive director’s fees and is compensated exclusively pursuant to the Employment Agreement, which is described above under the subheading “Employment Agreement.”
     Non-Executive Chairman Agreement
     On November 28, 2006, we entered into a Non-Executive Chairman Agreement with José J. Gil de Lamadrid, C.P.A. for a term of three years commencing on November 1, 2006 and ending on October 31, 2009. The agreement provides for payment to Mr. Gil de Lamadrid of: (i) an annual base fee of $200,000 payable in equal monthly installments; (ii) an annual cash bonus of $50,000, of which 50% is payable not later than December 31 of each year and the remaining 50% is payable not later than June 30 of the subsequent year; and (iii) an annual allowance of $50,000 to cover certain costs and expenses incurred by him, including, among others, automobile expenses and membership fees for social and business clubs. It also provides for reimbursement of all reasonable travel and other expenses incurred by him in the performance of his duties under the agreement. It also requires us to provide him with office facilities, including all necessary secretarial services and suitable accommodations, and to grant him 10,000 stock options per year for the purchase of shares of our common stock. However, the agreement was amended prospectively on October 25, 2007 to provide for the award of 3,333 restricted stock units in 2008 and 2009 instead of 10,000 stock options in each of those years.
     The agreement further provides that, during its term, our Board of Directors will nominate and recommend to the shareholders the election of Mr. Gil de Lamadrid as a director at any election of directors in which his term as director will expire, and, if elected, the Board of Directors will elect him to the position of Chairman.
     The agreement may be terminated by our Board of Directors for “just cause” (as such term is defined therein) at any time. In the event it is terminated for “just cause,” Mr. Gil de Lamadrid will have no right to compensation or other benefits for any period after such termination. However, if it is terminated by our Board of Directors other than for just cause and other than in connection with a change in control of us, or if Mr. Gil de Lamadrid terminates the agreement for “good reason” (as such term is defined therein), we are required to pay him an amount equal to two times the aggregate annual compensation paid or payable to him, including base fee, bonus (equal to the highest cash bonus paid to him in any of the two years prior to the termination date), car allowance, and the value of any other benefits provided to him during the year in which the termination occurs. The payment is to be made in a lump sum on or before the fifth day following the date of termination.
     The agreement contains provisions restricting Mr. Gil de Lamadrid’s ability to engage or participate in, become a director of, or render advisory or other services to any firm or entity that competes with us or with our business. The agreement does not contain any provision restricting his right to compete against us upon termination of the agreement.
AUDIT COMMITTEE REPORT
     The Audit Committee assists the Board of Directors in its oversight of the financial reporting process of Oriental Financial Group Inc. (the “Group”), and meets regularly with the Group’s internal and external auditors and with the CEO of the Group. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which is available on the Group’s website at www.orientalfg.com.
     Management has the primary responsibility for the preparation and integrity of the Group’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Group’s independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the period ended December 31, 2008 with the Group’s management and has discussed with KPMG LLP (“KPMG”) the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed with KPMG their independence.
     The members of the Audit Committee are not engaged professionally in rendering, auditing or accounting services on behalf of the Group nor are they employees of the Group. The Group’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.
     Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Group’s annual report on Form 10-K for the year ended December 31, 2008, for filing with the U.S. Securities and Exchange Commission.
Submitted by:
Nelson García, Chairman
Pedro Morazzani, Vice Chairman
Francisco Arriví
INDEBTEDNESS OF MANAGEMENT
     Certain transactions involving loans and deposits were transacted in 2008 between our banking subsidiary, Oriental Bank and Trust, some of our directors and executive officers, including those of our other subsidiaries, and persons related to or affiliated with such persons. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of uncollectability or other unfavorable features. At present, none of the loans to such directors and executive officers, including persons related to or affiliated with such persons, is non-performing.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our Board of Directors recognizes that certain transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transactions Policy. For these purposes, a “Related Party Transaction” is defined as a transaction or series of similar transactions in which we are to be a participant and the amount involved exceeds $120,000, and in which any Related Party has or will have a direct or indirect material interest. A “Related Party” is any of our directors or executive officers, any nominee for director, any beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any of the previously mentioned. The Policy generally covers any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships between the Related Party and us. Related Party Transactions thereunder are approved or ratified by the Audit Committee or the disinterested members of our Board of Directors (other than employment or compensation arrangements, which are approved by the Compensation Committee or the disinterested members of our Board of Directors). Furthermore, the Audit Committee may approve or ratify a Related Party Transaction if (i) it finds that there is a compelling business reason to approve the transaction, taking into account all pertinent factors, (ii) it has been fully informed of any and all significant conflicts that may exist or otherwise arise on account of the transaction, and (iii) it reasonably believes that the transaction is beneficial for us and that we have adopted appropriate measures to manage the potential conflicts of interest. All Related Party Transactions approved or ratified by the Audit Committee must be disclosed to our Board of Directors at its next regularly scheduled meeting.
          Delgado & Fernández, LLP, San Juan, Puerto Rico has continuously provided legal and notarial services to us since 1997 in the areas of mortgage lending, mortgage foreclosures and debt recovery, general legal advice, and commercial and labor litigation. The brother of José Rafael Fernández, our President and CEO, is a partner at that firm. We engaged the firm before Mr. Fernández became our President and CEO and a member of our Board of Directors. During 2008, we paid the firm a total of $390,883 for legal services rendered to us and out-of-pocket expenses incurred by them on our behalf.
          In January 2008, we engaged the legal services of Carlos O. Souffront LLC, Dorado, Puerto Rico. Pursuant to this engagement, Carlos O. Souffront, Esq., serves as our General Counsel. As consideration for services thereunder, we paid $400,000 to such firm in 2008 and awarded 9,826 restricted stock units to Mr. Souffront. He is also the Secretary of our Board of Directors and a former capital member of McConnell Valdés LLC, San Juan, Puerto Rico, which has continuously provided legal services to us for over 20 years.
          The engagements of Delgado & Fernández, LLP and Carlos O. Souffront LLC were approved by our Board of Directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our equity securities to timely file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We are required to identify any such director, executive officer or greater than 10% stockholder who failed to timely file any such report. Based solely on the review of copies of such reports and other information furnished to us by such individuals, we believe that during and with respect to 2008 such persons timely filed all required reports, except as follows:
1)	Juan Carlos Aguayo, Maricarmen Aponte, José Rafael Fernández, Nelson García, José J. Gil de Lamadrid, Ganesh Kumar, Pedro Morazzani, L. Raúl Salvá and Héctor J. Vázquez each did not report one transaction on a timely basis on Form 4.

2)	Pablo I. Altieri and Josen Rossi each did not report 17 transactions on a timely basis, which were reported by each of them on three late Forms 4.

3)	Francisco J. Arriví did not report two transactions on a timely basis, which were reported by him on two late Forms 4.

4)	Norberto González, Julio Micheo, Mari Evelyn Rodríguez and Carlos A. Viña each did not report two transactions on a timely basis, which were reported by each of them on a late Form 4.

5)	Julian Inclán, Rafael Machargo Chardón, Josen Rossi and Carlos O. Souffront each filed a late Form 3.

SHAREHOLDER PROPOSALS
     Under our bylaws, no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or any supplement thereto given by or at the direction of our Board of Directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice to the Secretary of our Board of Directors not later than 120 days prior to the anniversary date of the mailing of our proxy materials in connection with the immediately preceding annual meeting of shareholders. The notice must set forth as to each matter that the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting, (ii) the name and address of the shareholder, as it appears on our books, (iii) the class and number of our shares beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.
     The requirements set forth in the preceding paragraph are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.
     Shareholder proposals intended to be presented at the 2010 annual meeting of shareholders must be set forth in writing and received by the Secretary of our Board of Directors, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115, no later than the close of business on January 14, 2010.
ANNUAL REPORTS
     A copy of our 2008 annual report to shareholders accompanies this proxy statement. The annual report is not part of the proxy solicitation materials.
     Upon receipt of a written request, we will furnish to any shareholder, without charge, a copy of our 2008 annual report on
Form 10-K, including the financial statements and schedules, and a list of the exhibits thereto required to be filed with the SEC under the Securities Exchange Act of 1934. Such written request should be directed to Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.

BY ORDER OF THE BOARD OF DIRECTORS

José J. Gil de Lamadrid
Chairman
April 29, 2009
San Juan, Puerto Rico

ORIENTAL FINANCIAL GROUP INC. C/O AMERICAN STOCK TRANSFER & TRUST CO. 6201 15TH AVENUE BROOKLYN, NY 11219
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Oriental Financial Group Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE / 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oriental Financial Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORIENTAL FINANCIAL GROUP INC.

      Vote On Directors

PROPOSAL 1: ELECTION OF DIRECTORS	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For all Except” and write the number(s) of the nominee(s) on the line below.
To serve until the 2011 annual meeting of stockholders and until his successor is duly elected and qualified: 01) Josen Rossi	☐	☐	☐

To serve until the 2012 annual meeting of stockholders and until their successors are duly selected and qualified.

02) Nelson García 03) Julian S. Inclán 04) Rafael Machargo Chardón 05) Pedro Morazzani

Vote On Proposal	For	Against	Abstain

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	☐	☐	☐

The undersigned hereby acknowledges receipt of the accompanying proxy statement for the annual meeting prior to signing this proxy.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN
THIS PROXY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give your title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ORIENTAL FINANCIAL GROUP INC.	REVOCABLE PROXY
     This proxy is solicited on behalf of the Board of Directors of Oriental Financial Group Inc. for use only at the annual meeting of stockholders to be held on June 24, 2009, and at any adjournment or postponement of that meeting. This proxy may be revoked by the undersigned at any time before it is exercised.
     The undersigned, being a stockholder of Oriental Financial Group Inc. (the “Company”), hereby authorizes the Board of Directors of the Company or any successors in their respective positions, as proxies with full powers of substitution, to represent the undersigned at the annual meeting of stockholders of the Company to be held at the Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, on Wednesday, June 24, 2009, at 10:00 a.m. AST, and at any adjournment or postponement of that meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as indicated on the reverse side.
     In their discretion, the proxies are authorized to vote this proxy with respect to (i) the approval of the minutes of the last meeting of stockholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, management at present knows of no other business to be brought before the meeting other than those matters described in the accompanying proxy statement.
     Shares of common stock of the Company will be voted as specified in this proxy. In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the five nominees or in such other fashion as will most likely ensure the election of the nominees. If no specification is made above, shares will be voted “FOR” Proposal 1: Election of Directors; and “FOR” Proposal 2: Ratification of Selection of Independent Auditors. This proxy cannot be voted for any person who is not a nominee of the Company’s Board of Directors.